Exhibit 99.1

October 1, 2012

ZAGG Announces New Independent Director to Company's Board

SALT LAKE CITY--(BUSINESS WIRE)-- ZAGG Inc. (NASDAQ: ZAGG), a leading mobile device accessories and technology company, announced today the appointment of Brad Holiday, Senior Executive, Vice President and Chief Financial Officer of Callaway Golf Company to its Board of Directors.

"We are delighted to welcome Mr. Holiday to our board. With over 36 years as a senior financial executive at leading global consumer brands, Brad brings financial expertise and global brand experience to the Board. In addition to being both a CPA and MBA, Brad brings twelve years of CFO experience," Randy Hales, ZAGG interim CEO and president said. "At both Nike and Pizza Hut, Brad operated in a high growth environment driven by organic growth and acquisitions, and will add valued insight as we execute our growth strategy."

Brad Holiday is joining the Board as an Independent Director. Mr. Holiday has served as Callaway's CFO since 2000, where he has been instrumental in helping Callaway rebrand its name and lead a strategic transformation. He has helped with licensing agreements with other companies like Fossil for Callaway watches and Perry Ellis for Callaway clothing. While at Nike, Mr. Holiday began as comptroller for the retail division, and was appointed CFO for the division in 1995, taking on global responsibility for the operations, which grew from $500 million to almost $1 billion during the next three years. In 1998, he was made CFO of the Nike Golf Division. Previous to Nike, Mr. Holiday was four years at Pizza Hut as Senior Director of Finance, and began his career at General Mills where he served thirteen years in various financial and accounting roles.

"I am very pleased to join the ZAGG Board and look forward to guiding the company as it pursues its goal to become a global brand," said Mr. Holiday. "I see ZAGG as a highly unique company that is poised for progress. I am honored to serve on the board as the company enters its next phase of growth."

For more information about ZAGG and its product offerings, visit ZAGG.com. About ZAGG Inc.

Headquartered in Salt Lake City, ZAGG Inc. (NASDAQ: ZAGG) is a global mobile device accessories and technology company that provides creative quality product solutions to protect, personalize and enhance a consumer's mobile experience. With a brand portfolio that includes ZAGG® and iFrogzTM, ZAGG manufactures and markets a complete line of mobile device accessories, including keyboards, cases, audio and protective films, through direct, retail, specialty and international channels. ZAGG was formed in 2005 and had gross sales of $179 million in 2011. More information about the company and its brands is at www.ZAGG.com.

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Source: ZAGG Inc.

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